Exhibit 10.12

ArcSight	1309 South Mary Avenue
Sunnyvale CA 94087
T 408.328.5500
f 408.749.8700
www.arcsight.com
January 24, 2003
Mr. Stewart Grierson

Dear Stewart:
     This letter will serve as an offer of employment to you with ArcSight, Inc. as Vice President Finance. You will work in this capacity on a full-time basis.
     In this position, your salary will be $11,666.66 per month, earned and paid semi-monthly.
     In addition, subject to approval of the Company’s Board of Directors or its Compensation Committee you will be granted an option to acquire 200,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the shares on the date the option is granted or your first date of employment, whichever is later. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in your Stock Option Agreement.
     If the Company is subject to a Change in Control (as defined in the Plan) before your service with the Company terminates and you are subject to an Involuntary Termination within 6 months after that Change in Control, then; you shall become vested in an additional 50% of the unvested option shares as of your termination date; and (ii) the Company will pay you severance pay and reimburse you for the COBRA premiums paid by you to continue the health care coverage in effect for you and your eligible dependants for a period of three (3) months following the termination of your employment. Your severance pay will be at the rate of your base salary in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. However, this paragraph (4) will not apply unless you (i) sign a general release of claims (in a form prescribed by the Company,) and (ii) have returned all Company property.
     “Involuntary Termination” means (a) that your service is terminated by the Company without Cause; (b) that you resign within thirty (30) days after the scope of your job responsibilities or authority was materially reduced without your written consent; or (c) receipt of notice that your principal workplace will be relocated 100 miles or more from its location at the time of notice.
     “Cause” means (a) any breach of this letter agreement, the Proprietary Information and Inventions Agreement between you and the Company, or any other written agreement between you and the Company, (b) any failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment; (c) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States; (d) neglect of duties; or (e) misconduct.
     As an employee, you will be eligible to participate in health and welfare benefits in accordance with ArcSight, Inc.’s standard plan. In addition, you will accrue up to three (3) weeks (15 days) of vacation per year pursuant to ArcSight, Inc.’s vacation policy.
     You are required to follow ArcSight, Inc.’s policies and practices. You will also have access to certain of ArcSight, Inc.’s trade secrets, staff, customers, and confidential and proprietary information. Accordingly, we ask that you sign the attached Proprietary Information and Inventions agreements.

     While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     Please understand that your employment at ArcSight, Inc. is for no specified period of time. It is an at-will employment relationship, and either you or ArcSight, Inc. may terminate the relationship at any time, for any reason, with or without cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated. It supersedes any prior agreement or representation. If any term of this paragraph conflicts with any practice or policy of ArcSight, Inc., now or in the future, the terms of this paragraph will control. The terms of this paragraph may not be changed except by written agreement signed by you and the President of ArcSight, Inc.
     This offer is contingent upon your completion and execution of all employment documents, as well as your ability to provide proof of identification and authorization to work in the United States, (within three business days of your start date of January 29, 2003) and upon the completion and acceptance of all information related to your background check, even if this information is not known until after your employment commences.
     This offer of employment will expire midnight January 27, 2003 unless accepted by you on the terms contained herein.
     Finally, this offer letter sets forth all the material terms of your employment. By signing it, and thereby accepting employment at ArcSight, Inc., you acknowledge that you have not relied upon any other written or oral statements concerning the terms of your employment.
     Please indicate your agreement with the terms of this letter by signing and dating two (2) copies each of both the enclosed duplicate originals of this letter agreement and the Proprietary Information and Inventions Agreements and returning them to me.
     We’re glad to have you on board!

Sincerely,

/s/ Robert W. Shaw
Robert W. Shaw
President and CEO
ArcSight, Inc.
I, Stewart Grierson, accept this offer:

/s/ Stewart Grierson

Date:	1/27/03

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